UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2008

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08174	95-0693330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23301 Wilmington Avenue, Carson, California	90745-6209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 513-7280

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 22, 2008, Ducommun Incorporated (the “Company”) and its wholly-owned subsidiary Ducommun AeroStructures, Inc. (“DAS”), entered into a Stock Purchase Agreement dated December 22, 2008 by and among DynaBil Acquisition, Inc., each of the Stockholders of DynaBil Acquisition, Inc., as Sellers, Ducommun AeroStructures, Inc., as Purchaser, and Ducommun Incorporated, as Guarantor (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, DAS acquired all of the issued and outstanding shares of common stock (the “Acquisition”) of DynaBil Acquisition, Inc., and its wholly-owned subsidiary DynaBil Industries, Inc. (collectively, “DynaBil”). The purchase price for the Acquisition of DynaBil includes (i) a cash payment of $39,500,000 subject to adjustment for outstanding indebtedness, certain other liabilities and certain tax benefits, and (i) a promissory note in the principal amount of $7,000,000, with interest accruing at a rate of five percent (5%) per annum, and with principal in the amount of $4,000,000 payable eighteen (18) months after the closing and $3,000,000 payable five (5) years after the closing. The purchase price is subject to adjustment based on DynaBil’s tangible book value as of the closing determined in accordance with generally accepted accounting principles. The Stock Purchase Agreement contains representations, warranties, covenants and indemnities customary for transactions of this type. Other than the Stock Purchase Agreement, there are no material relationships between DynaBil and its former shareholders, on the one hand, and the Company, DAS and their affiliates, on the other hand. The purchase price consideration was determined by arms’ length negotiations between the parties. On December 23, 2008, the Company issued a press release announcing the acquisition of DynaBil.

On December 19, 2008, the Company entered into Amendment No. 1 to Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, and the other lenders named therein (the “Amendment No. 1”). Amendment No. 1 amended the Company’s unsecured revolving credit line of $75,000,000 which matures on April 7, 2010 to (i) provide the lenders approval and consent to the Acquisition, and (ii) increase the Company’s borrowing cost thereunder by 0.75% per annum. Under Amendment No. 1, interest is payable monthly on the Company’s outstanding borrowings at Bank of America’s prime rate plus a spread (0.75% to 1.25% per annum based on the leverage ratio of the Company) or, at the election of the Company, for terms up to six (6) months at the LIBOR rate plus a spread (1.75% to 2.25% per annum depending on the leverage ratio of the Company).

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 22, 2008, the Company and its DAS subsidiary completed the Acquisition of DynaBil pursuant to the Stock Purchase Agreement. See Item 1.01 for a description.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2008, the Company borrowed an aggregate of approximately $10.5 million under its existing unsecured revolving credit agreement in connection with the Acquisition of DynaBil.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Stock Purchase Agreement dated December 22, 2008, by and among DynaBil Acquisition, Inc., Each of the Stockholders of DynaBil Acquisition, Inc., as Sellers, Ducommun AeroStructures, Inc., as Purchaser, and Ducommun Incorporated, as Guarantor.

1.2	Amendment No. 1 to Amended and Restated Credit Agreement dated December 19, 2008 among Ducommun Incorporated, Bank of America, N.A., as Administrative Agent, and the other lenders named therein.

99.1	Ducommun Incorporated press release issued on December 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED (Registrant)

Date: December 23, 2008	By:	/s/ James S. Heiser
James S. Heiser
Vice President and General Counsel